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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Axcelis Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to Be Held May 6, 2009

        The 2009 annual meeting of the stockholders of Axcelis Technologies, Inc., a Delaware corporation, will be held at the offices of the Company at 108 Cherry Hill Drive, Beverly, Massachusetts, at 11:00 a.m. on Wednesday, May 6, 2009 for the following purposes:

1.
To elect as directors the two (2) nominees named in the attached proxy statement to serve until the 2012 annual meeting of stockholders.

2.
To ratify the appointment of our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2009.

3.
To consider a proposal to amend our Certificate of Incorporation to provide for the annual election of directors.

4.
To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 9, 2009 will be entitled to vote at the annual meeting or at any adjournment.

        It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,
Dated: March 20, 2009	Lynnette C. Fallon, Secretary

Directions to 108 Cherry Hill Drive, Beverly, MA

        From Boston's Logan Airport:    On leaving Boston's Logan Airport, take Route 1A north for 3 miles. Turn left onto Route 60 West for 2 miles. At the 2nd rotary, take Route 1 North for 6.6 miles. Exit onto Routes 95/128 North toward Gloucester.

        From Route 128 North:    Take Route 128 North to Exit 22 W. At bottom of exit ramp, take a right onto Route 62. Take your first right onto State Road, bear right at fork onto Conant Street. Follow Conant Street past the Cherry Hill Creamery on left and take a left onto Cherry Hill Drive. 108 Cherry Hill Drive is the first building on your right.

PROXY STATEMENT

GENERAL INFORMATION ABOUT VOTING

        The Board of Directors of Axcelis Technologies, Inc. ("Axcelis" or the "Company") is soliciting your proxy for use at the 2009 annual meeting of stockholders to be held on Wednesday, May 6, 2009 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of Axcelis on or about March 20, 2009. The meeting will be held at the Company's offices at 108 Cherry Hill Drive, Beverly MA. Driving directions are on the Notice accompanying this Proxy Statement.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2009:    This Proxy Statement and our Annual Report to Shareholders are available on our website at www.axcelis.com/proxy.html.

        Who can vote.    You may vote your shares of Axcelis common stock at the annual meeting if you were a stockholder of record at the close of business on March 9, 2009. On that date, there were                                    shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

        How to vote your shares.    You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of each proposal, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.

        Proposals to be considered at the annual meeting.    The principal business expected to be transacted at the meeting, as more fully described below, will be the reelection of two directors whose current terms end in 2009, the ratification of the selection of independent auditors of the Company and a proposal regarding the amendment of our Certificate of Incorporation.

        Quorum.    A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

        Number of votes required.    The number of votes required to approve the proposals that are scheduled to be presented at the meeting is as follows:

Proposal		Required Vote
•	Election of two nominees as directors	Each nominee must receive a plurality of the votes cast.
•	Ratification of the appointment of our independent registered public accounting firm (our "independent auditors") to audit our financial statements for 2009	This requires the affirmative vote of a majority of the votes cast.
•	Approval of the amendments to our Certificate of Incorporation to provide for the annual election of directors	This requires the affirmative vote of 75% of the shares of common stock entitled to vote at the meeting.

        Abstentions.    Abstaining from voting for a nominee in the election of directors or on the proposal to ratify the appointment of our auditors will reduce the number of votes cast as well as the number of votes in favor, so will have no impact on the results of voting. The proposal to amend the Certificate of Incorporation requires the approval of 75% of the shares outstanding, so abstaining on that proposal will reduce the number of shares in favor without reducing the number of shares required for approval and so will impact the results of voting.

        Broker non-votes.    A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on all matters on the agenda. Broker non-votes will not be included in the votes cast, so will have no impact on the results of voting with respect to the election of directors and ratification of the appointment of the independent auditors. Broker non-votes will have the same effect as an abstention with respect to the proposal to amend the Certificate of Incorporation.

        Discretionary voting by proxies on other matters.    Aside from the proposals for the election of directors, the ratification of our selection of auditors and the amendment to our Certificate of Incorporation, we do not know of any other proposals that may be presented at the 2009 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

        How you may revoke your proxy.    You may revoke the authority granted by your executed proxy card at any time before we exercise it by filing with our Corporate Secretary, Lynnette C. Fallon, a written revocation or a duly executed proxy card bearing a later date, or by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

        Expenses of solicitation.    We will bear all costs of soliciting proxies. We will upon request reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

        Householding of Annual Meeting Materials.    Some banks, brokers and other nominee record holders may be "householding" our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary, telephone: (978) 787-4000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.axcelis.com.

SHARE OWNERSHIP OF 5% STOCKHOLDERS

        The following table shows the amount of our common stock beneficially owned as of December 31, 2008 (except as otherwise indicated in the footnotes) by persons known by us to own more than 5% of our common stock.

Beneficial Owner(1)	Shares Owned	Percent of Class
FMR LLC and Edward C. Johnson 3rd(2) 82 Devonshire Street, Boston, MA 02109	15,175,372	14.68%
Sterling Capital Management LLC(3) 4064 Colony Road, Suite 300, Charlotte, NC 28211	10,999,509	10.64%
Donald Smith & Co., Inc.(4) 152 West 57th Street, New York, NY 10019	10,303,300	9.97%
Tradewinds Global Investors, LLC(5) 2049 Century Park East, 20th floor, Los Angeles, CA 90067	7,322,935	7.08%
Barclays Global Investors, NA and Barclays Global Fund Advisors(6) 400 Howard Street, San Francisco, CA 94105	6,973,610	6.74%
Barclays Global Investors, Ltd. Murray House, 1 Royal Mint Court, London EC3N 4HH, England
Dimensional Fund Advisors LP(7) Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	6,912,221	6.68%

(1)
Unless otherwise noted, the number of shares beneficially owned by each person listed includes any shares over which a person has sole or shared voting or investment power. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on December 31, 2008 (103,399,504 shares).

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission in February 2009 reporting on ownership as of December 31, 2008, which states that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 15,175,372 shares. Such beneficial ownership is the result of Fidelity acting as investment advisor to various investment companies, including Fidelity Low Priced Stock Fund (the "Fund"), which holds 9,170,004 of such shares (8.899% of the class). According to the Schedule 13G/A, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the investment companies, each have sole dispositive power over the shares shown, and FMR LLC has voting power with respect to 22,000 of such shares. Fidelity votes these shares pursuant to guidelines of the investment companies' trustees. Fidelity and the Fund are located at the same address as FMR LLC.

(3)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on December 22, 2008 reporting on ownership as of that date. This filing states that such shares are owned by advisory clients of Sterling Capital Management LLC.

(4)
Based on a Schedule 13G filed with the Securities and Exchange Commission in February 2009 reporting on ownership as of December 31, 2008, which states that such shares are owned by advisory clients of Donald Smith & Co., Inc. According to the Schedule 13G, Donald Smith & Co., Inc. has sole voting power over 8,272,300 of such shares and the sole power to dispose of all of such shares.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission in February 2009 reporting on ownership as of December 31, 2008, which states that such shares are owned by advisory clients of Tradewinds Global Investors, LLC. According to the Schedule 13G, Tradewinds Global Investors, LLC has sole voting power over 6,327,870 of such shares and the sole power to dispose of all of such shares.

(6)
Based on a Schedule 13G filed with the Securities and Exchange Commission in February 2009 reporting on ownership as of December 31, 2008, which states that such shares are held by the Barclays banks and investment adviser named above in trust accounts for the economic benefit of the beneficiaries of those accounts. According to the Schedule 13G, such companies collectively have sole voting power over 5,402,758 of such shares and the sole power to dispose of all of such shares.

(7)
Based on a Schedule 13G filed with the Securities and Exchange Commission in February 2009 reporting on ownership as of December 31, 2008, which states that such shares are owned by advisory clients of Dimensional Fund Advisors LP. According to the Schedule 13G, such company has sole voting power over 6,774,472 of such shares and the sole power to dispose of all of such shares.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows the amount of our common stock beneficially owned as of March 1, 2009 by our directors, the executive officers named in the Summary Compensation Table below, and all of our current executive officers and directors as a group.

Beneficial Owner(1)	Shares Owned	Shares Subject to Exercisable Rights to Acquire as of April 30, 2009	Total Shares Beneficially Owned	Percent of Class
Non-Executive Directors
R. John Fletcher	69,185	55,000	124,185	*
Stephen R. Hardis	372,920	100,000	472,920	*
William C. Jennings	57,185	55,000	112,185	*
Patrick H. Nettles	63,685	85,000	148,685	*
H. Brian Thompson	82,185	85,000	167,185	*
Geoffrey Wild	36,595	40,000	76,595	*
Named Executive Officers
Mary G. Puma(2)	158,782	1,340,799	1,499,581	1.4%
Matthew P. Flynn	33,077	98,209	131,286	*
Stephen G. Bassett	28,227	70,000	98,227	*
Lynnette C. Fallon	46,175	234,000	280,175	*
Kevin J. Brewer	26,264	120,620	146,884	*
All current Executive Officers and Directors as a Group (13 persons)(3)	1,047,100	2,435,028	3,482,128	3.3%

*
Indicates less than 1%.

(1)
Unless otherwise noted, the number of shares beneficially owned by each person listed includes any shares over which the person has sole or shared voting or investment power. The shares shown in the table also include shares that the persons named in this table have the right to acquire on or before April 30, 2009 (60 days after March 1, 2009) by exercising a stock option or other right. Unless otherwise noted, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on March 1, 2009 (                                    shares), plus any shares that person could acquire upon the exercise of any options or other rights on or before April 30, 2009.

(2)
Ms. Puma's ownership includes 20,000 shares owned by her husband.

(3)
Includes shares and exercisable options held by the directors and named executive officers, as well as two other executive officers who beneficially own an aggregate of 72,819 shares and 151,400 exercisable options.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board of Directors has fixed the number of directors at seven. The number of directors is subject to increase or decrease by action of the Board. Under our charter, our Board is divided into three classes as nearly equal in number of directors as possible. At the Annual Meeting, the stockholders will consider an amendment to the Company's Certificate of Incorporation which would phase out the classified Board, commencing at the 2010 Annual Meeting. Under the charter currently in effect, as the term of one class expires, their successors are elected for a term of three years, at each annual stockholders' meeting. At the upcoming annual meeting, two directors will be elected to hold office for a term of three years until our annual meeting in 2012 and until their successors are elected and qualified. Each of the Board's nominees, William C. Jennings and Mary G. Puma, has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. The Board recommends a vote FOR each of the three nominees.

        The following table contains biographical information about the nominees for director and current directors whose term of office will continue after the meeting.

Name and Age	Business Experience and Other Directorships	Director Since	Present Term Expires
*William C. Jennings Age: 69	Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, a global accounting and advisory firm, where he led the risk management and internal control consulting practice from 1992 until his retirement in 1999. Before that, Mr. Jennings served as a senior audit partner at Coopers & Lybrand, as a senior executive vice president at Shearson Lehman Brothers, responsible for quality assurance, internal audit and compliance, and as an executive vice president and chief financial officer of Bankers Trust. Since retiring from PricewaterhouseCoopers, Mr. Jennings has provided independent consulting services to a number of companies. He is also a director of Silgan Holdings Inc. [and Spectranetics Corporation].	2003	2009
*Mary G. Puma Age: 51
	Ms. Puma is Axcelis' Chairman (since May 2006), Chief Executive Officer (since January 2002) and President (since May 2000). Prior to becoming Chief Executive Officer, Ms. Puma served as Chief Operating Officer from May 2000, and, before that, served as a Vice President of the Company from February 1999. In 1998, she became General Manager and Vice President of the Implant Systems Division of Eaton Corporation, a global diversified industrial manufacturer. In May 1996, she joined Eaton as General Manager of the Commercial Controls Division. Prior to joining Eaton, Ms. Puma spent 15 years in various marketing and general management positions for General Electric Company. Ms. Puma is a director of Nordson Corporation.	2000	2009

Name and Age	Business Experience and Other Directorships	Director Since	Present Term Expires
R. John Fletcher Age: 63	Mr. Fletcher is Chief Executive Officer of Fletcher Spaght, Inc., a strategy consulting organization, which he founded in 1983, and Managing Director of Fletcher Spaght Ventures, a venture fund. Prior to founding Fletcher Spaght, Inc., Mr. Fletcher was a manager at the Boston Consulting Group. Mr. Fletcher is also a director of AutoImmune, Inc., Spectranetics Corporation and Panacos, Inc.	2003	2011
Stephen R. Hardis Age: 73	Mr. Hardis was the Company's Chairman of the Board until May 2006 and currently serves as Lead Director. He was Chairman and Chief Executive Officer of Eaton Corporation until July 2000. Mr. Hardis became Eaton's Chairman in January 1996 and its Chief Executive Officer in September 1995. Prior to that, he served as Eaton's Vice Chairman from 1986 and its Executive Vice President—Finance and Administration from 1979. Mr. Hardis is a director of Lexmark International Group, Inc., Marsh & McLennan Companies, Inc., Nordson Corporation, and Progressive Corporation.	2000	2011
H. Brian Thompson Age: 69
	Mr. Thompson is Executive Chairman of Global Telecom & Technology, a Multi-Network Operator headquartered in McLean, VA, and continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2000 to June 2007, Mr. Thompson was Chairman of Comsat International (CI), one of the largest telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September 2000, and was Chairman and CEO of LCI International from July 1991 until its sale to Qwest Communications International, Inc. in June 1998. Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990 with responsibility for the company's eight operating divisions, including MCI International. Prior to MCI, Mr. Thompson was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the boards of directors of ICO Global Communications (Holdings) Limited, Penske Automotive Group, and Sonus Technologies, Inc.	2002	2011

Name and Age	Business Experience and Other Directorships	Director Since	Present Term Expires
Geoffrey Wild Age: 52	Mr. Wild is Chief Executive Officer and President of Cascade Microtech, Inc., a worldwide leader in the design, development and manufacture of advanced wafer probing solutions for the electrical measurement and test of semiconductor integrated circuits and chips. Mr. Wild commenced that position in January 2008. Prior to that, from 2002 through 2007, Mr. Wild was Chief Executive Officer and President of Nikon Precision, Inc., a wholly owned subsidiary of Nikon Corporation, a global supplier of lithography systems. Prior to joining Nikon, Mr. Wild was Chief Executive Officer of TheSupply, Inc., an e-commerce provider of supply chain services. Mr. Wild is also a director of Cascade Microtech, Inc. and E Ink Corporation.	2006	2010
Patrick H. Nettles Age: 65	Mr. Nettles has served as Executive Chairman of the Board of Directors of CIENA Corporation, a manufacturer of optical networking equipment, since May 2001. Prior to that, Mr. Nettles served as Chairman of the Board of Directors and Chief Executive Officer of CIENA from October 2000, as its President, Chief Executive Officer and Director from April 1994, and as its Director and Chief Executive Officer from February 1994. Mr. Nettles is a director of Progressive Corporation.	2001	2010

*
Indicates a nominee for election as director.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Upon the recommendation of its Audit Committee, the Board of Directors has appointed the independent registered public accounting firm of Ernst & Young LLP as independent auditors to conduct the annual audit of our financial statements for 2009 and is seeking stockholder ratification of the appointment. Ernst & Young LLP is an internationally recognized independent registered public accounting firm that audited the Company's financial statements in 2008 and which the Audit Committee believes is well qualified to continue.

        Representatives of Ernst & Young are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

        The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP were as follows:

	2007	2008
Audit Fees	$1,788,500	$2,091,925
Audit Related Fees	$13,500	$14,500
Tax Fees
Tax compliance and preparation of returns	$507,714	$169,041
International tax planning	$134,100	$139,324
General tax planning and other tax services	$13,170	$66,017
Total Tax Fees	$654,984	$374,382

Total Fees	$2,456,984	$2,480,807

        Audit fees include a U.S. GAAP audit of SEN Corporation, an SHI and Axcelis Company and statutory audits for subsidiaries and branches operating in countries outside of the United States. Audit related fees include the audit for the Company's 401(k) plan required under ERISA. International tax planning relates to the setting of fair compensation for services provided to us by our foreign subsidiaries to ensure appropriate revenue levels are reported for taxation in those foreign countries. General tax planning and other tax services includes, in 2008, assisting with three foreign tax audits.

        Under the Audit Committee's charter, the Audit Committee must pre-approve the fees to be paid to the independent auditor for audit services. In addition, the Audit Committee has adopted a policy requiring the Committee's pre-approval of all audit-related or non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor's independence. The policy prohibits the independent auditor's performance of certain types of services as inconsistent with independence.

        Any approval required under the policy must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

        The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor's independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor's ability to exercise independent judgment in performing the audit.

        All of the non-audit services rendered by Ernst & Young LLP in respect of the 2007 and 2008 fiscal years were pre-approved by the Audit Committee in accordance with this policy.

        Ernst & Young LLP informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of Ernst & Young LLP.

        Ratification of the appointment of Ernst & Young LLP by the stockholders is not required by law or by our bylaws. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of the votes cast at the meeting, the Audit Committee intends to reconsider its recommendation of Ernst & Young LLP as independent auditors. The Company may retain the firm for 2009 notwithstanding a negative stockholder vote.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

 PROPOSAL 3: PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Proposed New Charter

        The Board of Directors is submitting for consideration by the stockholders an Amended and Restated Certificate of Incorporation to provide for the phased elimination over three years of the classified board structure (the "New Charter"). The Company's current Restated Certificate of Incorporation divides the Board of Directors into three classes that are elected for staggered, three year terms. If the New Charter is approved, the directors standing for election at the 2010 annual meeting (currently expected to be Messrs. Wild and Nettles) will stand for election for a one-year term expiring at the 2011 annual meeting and they and their successors would stand for one-year terms thereafter. The Board's other directors (who would not stand for election at the 2010 Annual Meeting) will continue to hold office until the end of the terms for which they were elected, and they and their successors will stand for one-year terms thereafter. Accordingly, directors elected at this year's annual meeting will serve for a three year term expiring at the annual meeting in 2012, and directors currently serving terms that end at the annual meetings in 2010 and 2011 will continue to serve for such terms. If the New Charter is approved, all directors will be elected on an annual basis commencing in 2012. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal, and vacancies that occur during the year will be filled by the Board to serve until the next annual meeting.

        If the New Charter is approved, the Company's Restated Certificate of Incorporation will be amended and restated to eliminate the classification of the board as described above, including ancillary changes to reflect the absence of a classified board. These ancillary changes include a provision that directors being elected beginning at the 2010 annual meeting and future annual meetings may be removed "without cause" by the affirmative vote of the holders of 75% of the outstanding shares. Currently, directors can only be removed "for cause" by the affirmative vote of the holders of a majority of the outstanding shares. The stockholders' right to remove a director for cause will continue unchanged. The text of the proposed Article 6 addressing the election of directors in the proposed New Charter is attached as Appendix A to this proxy statement. The proposed New Charter will also incorporate the terms of the Certificate of Designations of Series A Participating Preferred Stock that was filed in June 2000, as well as other immaterial formatting changes. If the New Charter is approved, the Board of Directors will also make a conforming change to the Bylaw provision for filling vacancies on the Board.

Background of Proposal

        In June 2000, prior to the Company's initial public offering, the Board adopted the current Restated Certificate of Incorporation to implement provisions that were customary for a public company, including the classification of the Board. At that time, the Board concluded that the advantages of classification of the Board outweighed the disadvantages. The considerations for and against such classification are summarized below:

Considerations Favoring a Classified Board

  •
  Classification of the Board tends to foster continuity and stability of management and business policies.

  •
  Classification makes it more difficult and time-consuming to change majority control of the Board, which reduces the vulnerability of the Company to an unsolicited takeover proposal. Thus, classification may encourage persons attempting certain types of transactions that involve an actual or threatened change of control of the Company to first seek to negotiate with the Company and may discourage pursuit of such transactions on a non-negotiated basis.

Considerations Against a Classified Board

  •
  Classification of the Board could make more difficult or discourage the removal of incumbent directors, through a proxy contest or otherwise, and the assumption of control by a holder of a substantial block of the Company's common stock, and could thus have the effect of entrenching incumbent management.

  •
  Classification could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

        The considerations for and against a classified board are, in all material respects, the same today as they were in 2000. However, the Board is aware that in the intervening period, there has been an increased focus on corporate governance in general and that some institutional investors and commentators have become increasingly vocal in their objections to board classification, claiming that classification tends to reduce the accountability of directors since they are elected only once every three years.

        In a reflection of this concern, at the 2007 annual meeting, a stockholder proposal to declassify the Company's board received majority support. At our annual meeting of stockholders in 2008, the Board submitted a proposal to declassify the Board of Directors to a stockholder vote. The proposal, which was submitted with neither a Board recommendation in favor or against the proposal, did not receive the requisite vote. In October 2008 after careful consideration of the relative merits of a classified board, our Board approved the New Charter for submission to the stockholders at the 2009 annual meeting. This Board action was based on the Board's conclusion that the stockholders should be afforded the opportunity to decide whether or not the Board should be classified by voting on the proposed New Charter, after weighing the considerations for and against classification. In light of the support of the proposal at the 2008 annual meeting, the Board has determined that it should recommend the adoption of the proposed amendment.

Required Vote

        For the New Charter to become effective, this proposal must receive the affirmative vote of at least 75% of the outstanding shares entitled to vote at the meeting. If the New Charter is not approved by the Company's stockholders, the present classification of the Board of Directors will continue.

        The Board of Directors recommends a vote FOR the proposal to adopt the proposed Amended and Restated Certificate of Incorporation to provide for the annual election of directors.

EXECUTIVE COMPENSATION

2008 Compensation Discussion and Analysis

        This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this Proxy Statement with respect to the compensation paid to the Company's principal executive officer (Mary G. Puma), principal financial officer (Stephen G. Bassett), and the three most highly compensated other executive officers serving as executive officers at December 31, 2008 included in the Summary Compensation Table below. These executive officers are referred to herein as "named executive officers" or "NEOs." Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the NEOs during 2008.

Compensation Principles and Tools

        The Company's executive compensation program is designed to:

        (1)   retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in the same or similar industries, as adjusted for individual factors; and

        (2)   drive achievement of annual strategic goals by rewarding executives through incentive pay tied to approved financial and operational goals.

        All executive compensation is determined by the Compensation Committee of the Board of Directors. For a discussion of the Committee's processes in general, see "Corporate Governance—Compensation Committee" elsewhere in this Proxy Statement. Executive compensation for incumbent executives is reviewed annually.

        Executive compensation decision-making begins by determining the level and mix of types (base, incentive and equity) of compensation for a particular position that are paid by similar companies for comparable positions. In 2007, the Committee reviewed a report from an external compensation consultant that compared the compensation of each of the Axcelis executives against the compensation paid for similar positions in a peer group of 13 publicly traded firms which have similar products and services and generate similar revenues as Axcelis. These 13 companies, which are referred to in this discussion as the "Peer Group," are Advanced Energy Industries, Asyst Technologies, ATMI Inc., Brooks Automation Inc., Cabot Microelectronics Corp., Cymer Inc., Mattson Technology Inc., MKS Instruments Inc., Novellus Systems Inc., Photronics Inc., Semitool Inc., Teradyne Inc. and Varian Semiconductor Equipment Associates, Inc. The median revenues for the Peer Group over the 12 month period prior to the report were $492.5 million in comparison to $461.3 million for the Company in the same period. The Committee determined that, given the lack of executive compensation movement during the 2008 industry downturn, the cost of obtaining a new Peer Group report in 2008 was not warranted. Therefore, the Committee relied on the data in the 2007 Peer Group report, along with other internal and external data, for compensation decisions in 2008.

        The Compensation Committee sets compensation by using this information together with an evaluation of the unique education, training and experience of the executive officer and his or her overall value to the Company. Factors considered by the Compensation Committee in valuing the NEO's services include the executive's contributions to the Company's competitive position in the marketplace, individual performance, and the past and expected contribution by the executive officer toward the achievement of the Company's performance objectives. While the benchmarking information is a very important starting point, this subjective review is necessary to ensure that the level and mix of types of executive compensation is appropriate for the particular individual and will drive the performance of the executive.

        All elements of an executive's 2008 compensation were reviewed in the context of the executive's total compensation. This was done by reviewing comprehensive reports on each executive's current and historical base and annual incentive cash compensation, equity portfolio and contractual arrangements with the Company. The Committee had no pre-established policy or target for the allocation between cash and non-cash compensation, short-term and long-term incentive compensation or incentive and base compensation. It determined such allocations based on the factors discussed below.

Material Elements of Named Executive Officer Compensation

        The key elements of NEO compensation are: base salaries; an annual cash incentive program; equity compensation; and a "double-trigger" Change of Control Agreement. Executives also may participate, on the same terms as all other employees, in an Employee Stock Purchase Plan, a 401(k) retirement savings plan and health and welfare benefits.

        The following discussion seeks to explain why Axcelis has chosen to pay each compensation element, how Axcelis determines the amount of each element, and how the element and the Company's decisions regarding that element in 2008 fit into the Company's overall compensation objectives and affect decisions regarding other elements.

        Base Salary.    The Company pays a base salary to each of its NEOs. The objective is to provide base compensation to the executive that is competitive with base compensation the executive could earn in a similar position at other companies, because Axcelis believes that this is necessary to attract and retain suitably qualified executives. Base pay for NEOs is set on commencement of employment with the Company and annually reviewed thereafter. The process of fixing and adjusting base pay involves the Committee's review of Peer Group benchmark compensation and subjective considerations, as discussed above. Typically, the Chief Executive Officer makes recommendations to the Compensation Committee with regard to base pay for the other executive officers that she believes are justified in light of these considerations. In fixing or adjusting base pay, the Committee considers the impact increases in base pay will have on annual incentive cash compensation and equity grants, which in 2008 were based on a percentage of base pay.

        Increases in executive officer base pay are only made if the Committee determines that the executive's current compensation is insufficient. This determination may be reached because the market pay for comparable positions has increased, the executive has taken on additional responsibilities, or the value of the executive to the Company has increased due to exceptional performance or changed circumstances. At its meeting in August 2008, the Compensation Committee reviewed the cash compensation of each incumbent executive, including the named executive officers. In doing so, the Committee reviewed the Peer Group report for each position and subjective factors relating to each executive. The Peer Group report showed that on average, the base compensation of the NEOs was at the 53rd percentile of the compensation paid in the Peer Group for comparable positions.

        Based on these factors, in 2008 only one of the named executive officers, Kevin Brewer, had an adjustment in base salary, which became effective on November 8, 2008. Mr. Brewer, whose base pay was last adjusted in 2007, assumed additional responsibilities in 2008. No adjustments were made in 2008 to the base pay of Ms. Puma (which was last adjusted in July 2004), Mr. Bassett (which was last adjusted in 2007), Mr. Flynn (which was last adjusted in 2007) or Ms. Fallon (which was last adjusted in January 2004). In 2008, the base pay of these NEOs was determined to be adequate by the Committee in light of the Peer Group report and subjective factors.

        Annual Cash Incentive.    Axcelis offers an annual cash incentive target as part of executive compensation to place a portion of compensation at risk in order to incent the executive to achieve specific company goals. Although executives understand that the payout under a cash incentive program will depend on the Company's performance overall and the executive's individual performance, the stated cash incentive target for a particular position is an important part of a competitive compensation package to attract and retain executives. NEOs at Axcelis participate along with all other employees in an annual cash incentive plan called the Axcelis Team Incentive plan. Annual cash incentive compensation under the Axcelis Team Incentive plan is the result of a five step process, in which the Compensation Committee:

  (1)
  sets the officer's cash incentive target as a percentage of the officer's actual base earnings for the year (this is done at hire and reviewed annually);

  (2)
  approves, at its first meeting in each calendar year, the specific annual financial and operational goals that will drive the payout under the plan and the weighting of each goal;

  (3)
  determines, after the conclusion of each year, the payout under the plan by fixing the "Company Performance Score" based on goal achievement;

  (4)
  determines each executive officer's individual performance score to reflect the officer's performance during the course of the year; and

  (5)
  determines each executive officer's payout, if any, by multiplying the executive's incentive target by the executive's individual performance score and by the Company Performance Score.

        Each of these steps is discussed in more detail below.

        Cash Incentive Targets.    Cash incentive targets are fixed and adjusted based on the annual review of cash compensation at comparable companies, such as the 2007 Peer Group data used in 2007 and 2008, and subjective factors discussed above. Typically, the Chief Executive Officer makes recommendations to the Compensation Committee with regard to the initial and subsequent executive officer incentive targets that she believes are justified. At its meeting in August 2008, the Compensation Committee reviewed the cash incentive compensation of each incumbent executive, including the named executive officers. The Peer Group report showed that, on average, the target total cash compensation (base plus cash incentive) of the NEOs was at the 58th percentile of the target compensation in the 2007 Peer Group for comparable positions, and the average actual total cash compensation of the group was at the 57th percentile of the Peer Group comparables.

        As a result of this process, only Mr. Brewer had an adjustment in his cash incentive target in 2008, which takes effect on January 1, 2009. Mr. Brewer assumed additional responsibilities in 2008. In 2008, the cash incentive targets of the other NEOs were determined to be adequate by the Committee in light of the Peer Group report and subjective factors. Ms. Puma's cash incentive target was last adjusted in July 2003; the cash incentive targets for each of Mr. Bassett, Ms. Fallon and Mr. Brewer were last adjusted in June 2005; and Mr. Flynn's cash incentive target was last adjusted in August 2006.

        The target opportunities for the NEOs under the 2008 Axcelis Team Incentive plan were fixed at percentages of base compensation equal to 50%, in the case of Mr. Brewer, 60%, in the cases of Mr. Flynn, Mr. Bassett, and Ms. Fallon, and 100%, in the case of Ms. Puma. Mr. Brewer's target opportunity will increase to 60% of his base compensation in 2009.

        Structure of the Axcelis Team Incentive Plan.    The 2008 Axcelis Team Incentive plan Company Performance Score was based 50% on financial goals and 50% on non-financial operational goals. The Company Performance Score may range from 0% to 200%, based on goal achievement. A 100% Company Performance Score results in each executive having the opportunity to receive his or her target cash incentive, subject to adjustment for an individual performance score, which can range from 0% to 150%. The financial goals in the 2008 Axcelis Team Incentive plan were derived from the Company's profit plan for 2008, and included a number of specific targets for 2008 performance metrics, including revenues, gross margin, pre-tax earnings and others, all of which are important to our operating success and to increased shareholder value. Since these financial targets are set at the beginning of the year, they will vary from publicly-announced quarterly financial guidance, as the Company's anticipated performance changes during the year. The plan also requires the Committee to consider factors relating to the quality of the financial results (such as sources of revenue, whether operational improvements impacted gross margin, and whether certain types of investment impacted earnings) as well as the actual quantitative results. The operational goals are derived from the Company's 2008 strategic plan and include multiple detailed targets in the areas of product development and customer relationships, such as goals to ship initial new products and penetrate specific numbers of new customers. The Company does not publicly disclose these specific financial or operational goals as this would, in many cases, provide competitors with information they could use to the Company's detriment. In addition, the Compensation Committee uses such a large number of goals, which vary in how they are weighted, that an NEO could receive similar compensation through different levels of achievement with respect to different combinations of goals. Accordingly, the Company believes that none of the goals is individually material to an NEO's compensation and listing them would not provide meaningful insight into the process.

        The Compensation Committee believed that the financial performance goals set for 2008 were aggressive. These goals were formulated in the same way as past Axcelis Team Incentive plan goals. Over the three years ending with 2008, the final Company Performance Scores have ranged from a low of 0% to a high of 106%, illustrating the variability of achievement of these types of goals and therefore the inherent challenge to management. In fact, for 2008, the financial goals were based on industry forecasts that changed dramatically during the year, making their achievement even more difficult.

        Determination of the 2008 Company Performance Score.    In its meetings throughout 2008, the Compensation Committee monitored the Company's performance against the Axcelis Team Incentive goals. In February 2009, management recommended to the Committee that the Company Performance Score based on the financial goals was 0% and based on the operational goals was 32%. The Committee accepted this recommendation. However, in light of liquidity constraints currently being addressed by the Company, the Committee deferred authorizing any payout to employees under the 2008 Axcelis Team Incentive Plan.

        Chief Executive Officer Declined Payment under the 2008 Axcelis Team Incentive Plan.    At the February 2009 meeting of the Compensation Committee, Ms. Puma indicated that she would refuse any payout under the 2008 Axcelis Team Incentive Plan. The Compensation Committee determined to accept this offer in light of the Company's performance and liquidity issues.

        Determination of the 2008 Individual Performance Scores for Each Named Executive Officer Other than the CEO.    The Compensation Committee deferred determination of the 2008 individual performance score for the NEOs (other than Ms. Puma) until a payout is authorized. Accordingly, the Committee had not determined the amounts of the annual cash incentive payable to these NEOs before the deadline for this proxy statement. When and if the Committee makes these determinations and authorizes a payout to the NEOs (other than the CEO) under the 2008 Axcelis Team Incentive Plan, the Company will disclose the resulting amounts payable.

        Long Term Incentive Compensation through Equity.    The Compensation Committee also grants the NEOs equity compensation under the 2000 Stock Plan. Equity compensation for NEOs, which has taken the form of stock options and restricted stock units, is designed to align the interests of executives with those of our investors and to retain executives during multi-year vesting periods. Equity grants are a key retention device as a result of vesting provisions which typically extend over four years. Long term ownership of equity awards is further encouraged through the Company's executive stock ownership guidelines, which establish a minimum number of shares that the executive must own. In the case of the NEOs, the required ownership ranges from 20,000 shares in the case of Ms. Puma to 12,000 shares in the case of the other NEOs. These levels were set to create meaningful investments by executives in shares of the Company, so that their interest in the value of the Company's stock was not limited to stock price appreciation via options without a downside.

        Equity grants are also intended to drive performance, in that the value ultimately realized is linked to stock price appreciation. Option grants have no value without stock price appreciation, and restricted stock units have value at grant that can increase with stock price appreciation. Thus, equity grants should constructively influence management's motivation to enhance the value of the Company's stock.

        Equity grants to executives are made upon hire and, typically, thereafter on an annual basis. Annual equity grants to executive officers have been made in most years in order to ensure a meaningful retentive effect by maintaining the percentage of the executive's equity position that is unvested.

        Form, Size and Timing of Equity Grants.    The Compensation Committee determines the form of equity grants made to the NEOs. The 2000 Stock Plan permits the Compensation Committee to award several different forms of equity rights, including restricted stock, restricted stock units, incentive stock options and non-qualified stock options. Past equity grants to NEOs have taken the form of non-qualified stock options and restricted stock units. From the Company's initial public offering through 2004, the executive officers received annual stock option grants in the Company's annual equity program. Since 2005, the NEOs have received restricted stock unit grants.

        In 2008, the Compensation Committee determined that stock options were an attractive form of equity compensation in light of the Company's depressed stock price. In October 2008, after reviewing the values of each executive's equity portfolio, the Committee made a stock option grant to each executive officer, including the NEOs, for a number of shares that it considered an appropriate incentive. Given the severe decline in the trading price of the Company's common stock, in determining the size of the grants the Committee was guided by the Company's total outstanding shares and appropriate burn rates for equity compensation. If the Committee had been guided by a valuation of the grants using Black Sholes or other methodology that takes the trading price into account, the grants would have been inappropriately large. These grants are set forth in the Grants of Plan-Based Awards in Fiscal 2008 table below. Accordingly, the decisions regarding equity compensation in 2008 were made independently of decisions on other elements of compensation.

        The 2008 stock option grants to NEOs were approved by the Compensation Committee at a regularly scheduled meeting on October 30, 2008. The Committee's approval specified that the grants would become effective on November 17, 2008 and that the exercise price of such options would equal the closing market price of the common stock on that date. It is the Committee's general practice to approve equity awards with a future effective date, typically four to eight weeks after the approval date. The Company believes that this time period between the approval and effectiveness of an equity grant means that the Committee is unable to know or estimate the trading price of the Company's common stock on the effective date of grant. As a result, the Committee has not, to date, felt it necessary to adopt a policy of timing the approval or effectiveness of equity awards to specific dates following the release of financial results or other material information.

        Vesting Provisions.    Stock options granted to executives will forfeit in the event of a termination of employment prior to vesting. In setting the vesting provisions for the stock options grants to named executive officers in 2008, the Committee sought to balance the reward and retentive effects of such equity grants by setting the vest dates for 25% of such shares on each of the next four anniversaries of November 17, 2008, subject to the condition that the option shall not be exercisable until the closing price of the Company's common stock as reported by the Nasdaq Global Select Market has remained above $4.00 per share ($5.00 per share in the case of Ms. Puma) for a period of not less than 20 consecutive trading days. The stock price condition will be waived in the event of a change of control, as defined in the 2000 Stock Plan.

 Puma Employment Agreement

        The Company has an Amended and Restated Employment Agreement with Mary G. Puma effective November 6, 2007, described below under "Payments on Termination or Change of Control." No changes to Ms. Puma's employment agreement were made in 2008.

Change of Control Agreements

        Each of the NEOs has a Change of Control Agreement with the Company, described below under "Payments on Termination or Change of Control." No actions were taken by the Compensation Committee in 2008 relating to the Change of Control Agreements.

Other Compensation Components

        In order to encourage our executives to obtain adequate financial and tax planning assistance, Axcelis reimburses up to $5,500 of an executive's annual tax and financial planning expenses. This program is the only executive perquisite at Axcelis and amounts paid to NEOs in 2008 under this program are included in the "All other compensation" column in the Summary Compensation Table.

        Executives may elect to make contributions to a retirement account in the Company's IRC Section 401(k) plan, which is available to all employees and under which the Company made a matching contribution to each participant in 2008. The matching contribution under the 401(k) Plan is the greater of (1) 100% of the employee's pre-tax contributions to the plan, capped at $1,000, or (2) 50% of the employee's pre-tax contributions to the plan, up to the first 6% of eligible pre-tax compensation contributed to the plan. The Company's matching contributions to the accounts of the NEOs under the 401(k) plan are shown in the "All other compensation" column in the Summary Compensation Table.

        NEOs may also participate in the Company's medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 25% of the cost of those programs (the Company covers the other 75% of the cost). The Company provides life, accidental death and dismemberment and disability insurance for all employees, and the opportunity to increase coverage levels via payroll deductions. Finally, the Company maintains the Employee Stock Purchase Plan, an IRC Section 423 plan, a voluntary plan in which employees may purchase Axcelis shares through salary deductions.

Tax Implications

        In setting NEO compensation, the Committee takes into account the impact of IRC Section 162(m), which bars the Company from taking a tax deduction for compensation for any NEO that exceeds $1 million, subject to exceptions for certain performance-based compensation. To the extent that compensation under the Axcelis Team Incentive plan and/or in the form of restricted stock units causes the total compensation paid to an NEO to exceed $1 million in any year, such excess compensation would not be tax deductible to the Company. In the case of cash incentive payments, this is because certain components of the Axcelis Team Incentive plan, such as the Committee's determination that some operational and individual performance goals have been achieved, require subjectivity that does not meet the requirements of Section 162(m). In the case of restricted stock unit awards, it is because vesting is based on the length of the NEO's service, which is not performance-based for purposes of Section 162(m).

        The Compensation Committee believes that the structure of the Axcelis Team Incentive plan provides benefits to the Company that outweigh the potential tax deductions that might be available (at the levels potentially realizable under the current plan) if the plan included only objective performance measures. It also believes that the benefits of the use of service-based restricted stock units to provide long-term incentives outweigh the potential loss of tax deductions from such equity compensation. To date, the Company's tax deductions for compensation have not been limited by Section 162(m) except in connection with the Axcelis Team Incentive bonuses paid to the Chief Executive Officer with respect to 2004 and 2006. The Committee expects to continue to take Section 162(m) into account as it makes decisions in future years and may modify the forms of compensation used accordingly.

        In addition, in making compensation decisions, the Committee considers the impact of IRC Section 409A, which imposes certain requirements on "nonqualified deferred compensation plans."

2008 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,
H. Brian Thompson, Chairman R. John Fletcher Stephen R. Hardis

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)		All other compensation ($)(4)	Total ($)(5)
Mary G. Puma	2008	$500,000	$190,678	$60,802	$0		$6,900	$758,380
Chairman, Chief Executive	2007	$500,000	$307,455	$141,446	$0		$12,250	$961,151
Officer and President	2006	$500,001	$197,690	$249,407	$556,501		$6,600	$1,510,199
Stephen G. Bassett	2008	$300,000	$105,254	$15,644		(3)	$0	$420,898
Executive Vice President	2007	$284,307	$169,715	$27,092	$0		$0	$481,114
and Chief Financial Officer	2006	$275,999	$109,125	$27,111	$175,536		$0	$587,771
Matthew P. Flynn	2008	$349,999	$139,150	$9,919		(3)	$6,900	$505,968
Executive Vice President,	2007	$327,114	$208,051	$20,225	$0		$11,319	$566,709
Customer Operations	2006	$288,847	$143,080	$47,736	$197,194		$13,200	$690,057
Lynnette C. Fallon	2008	$305,000	$116,313	$18,596		(3)	$6,900	$446,809
Executive Vice President,	2007	$305,000	$187,547	$40,449	$0		$6,750	$539,746
HR/Legal and	2006	$305,001	$120,590	$68,822	$193,981		$6,600	$694,994
General Counsel
Kevin J. Brewer	2008	$277,885	$121,870	$9,742		(3)	$7,975	$417,472
Executive Vice President,	2007	$258,653	$184,936	$18,901	$0		$2,326	$464,816
Operations	2006	$249,999	$130,074	$40,259	$139,125		$7,160	$566,617

(1)
Other than Ms. Puma, the named executive officers (NEOs) do not have employment agreements. Ms. Puma's employment agreement is described under the heading "Payments on Termination or Change in Control" in this Proxy Statement.

(2)
Represents the compensation expense incurred by the Company relating to stock and option awards held by the NEO determined in accordance with FAS 123(R), using the assumptions described in Note 15 to the Company's Financial Statements included in the Form 10-K filed with the Securities and Exchange Commission for the respective year, provided that no forfeitures of awards have been assumed for the NEOs.

(3)
Non-equity incentive plan compensation represents amounts that were paid under the 2006 and 2007 Axcelis Team Incentive plans. Ms. Puma will not receive any payment with respect to the 2008 Axcelis Team Incentive Plan, as described in the "Compensation Discussion and Analysis" above. With respect to the other NEOs, the Compensation Committee had not determined the individual performance scores under the 2008 Axcelis Team Incentive plan to determine the amounts payable, nor authorized payment under the plan, before the deadline for this proxy statement. When and if the Committee makes this determination, we will disclose the information in a Form 8-K.

(4)
The amounts in this column represent (A) the amount to be paid in cash as a matching contribution to Axcelis' 401(k) plan in respect of contributions made by the NEO during the year and (B) amounts reimbursed under the Company's Executive Tax and Financial Planning Reimbursement Program.

(5)
The proportion that an NEO's salary and non-equity incentive compensation bear to each other and to the NEO's total compensation is largely a result of the various factors involved in the calculation of the payout under the Axcelis Team Incentive plan as described in the "Compensation Discussion and Analysis" above.

 Grants of Plan Based Awards in Fiscal 2008

					All Other Option Awards: Number of Securities Underlying Options (#)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Date of Compensation Committee Approval
	Grant Date
Name			Target ($)	Maximum ($)
Mary G. Puma		2/15/2008	$500,000	$1,500,000
	11/17/2008	10/30/2008			250,000	$0.70	$72,070
Stephen G. Bassett		2/15/2008	$180,000	$540,000
	11/17/2008	10/30/2008			125,000	$0.70	$36,035
Matthew P. Flynn		2/15/2008	$209,999	$629,998
	11/17/2008	10/30/2008			150,000	$0.70	$43,242
Lynnette C. Fallon		2/15/2008	$183,000	$549,000
	11/17/2008	10/30/2008			125,000	$0.70	$36,035
Kevin J. Brewer		2/15/2008	$138,943	$416,828
	11/17/2008	10/30/2008			125,000	$0.70	$36,035

(1)
Estimated Possible Payouts under Non-Equity Incentive Plan represent amounts that were targeted and possible under the 2008 Axcelis Team Incentive plan, approved by the Compensation Committee on February 15, 2008, as discussed in the "Compensation Discussion and Analysis" above. The minimum payment under this plan is $0.00. All payouts under this plan are subject to the discretion of the Board of Directors and the executives have no contractual right to receive any payment thereunder.

(2)
The only equity awards issued to NEOs during 2008 were stock options granted under the Company's 2000 Stock Plan effective November 17, 2008, as described in the table entitled Outstanding Equity Awards at Fiscal 2008 Year End. Other than future services to the Company, no consideration was paid or will be due in respect of these stock options or the shares issued thereon. These stock options will be forfeited if the NEO's employment terminates prior to vesting.

(3)
Represents the grant date fair value of the 2008 stock options determined in accordance with FAS 123(R), using the closing price of the Company's common stock on the date of grant of $0.70.

 Outstanding Equity Awards at Fiscal 2008 Year End

		Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(6)
Mary G. Puma
	1				24,190	$12,336.90
	2				83,333	$42,499.83
	3				80,515	$41,062.65
		606,100	$22.00	7/10/2010
		84,699	$8.44	1/25/2010
		177,870	$8.43	1/26/2009
		100,000	$10.28	6/21/2012
		100,000	$5.85	6/21/2012
		125,000	$5.70	5/1/2013
		125,000	$11.48	5/1/2013
		100,000	$11.87	6/25/2014
		100,000	$7.97	6/25/2014
	4	250,000	$0.70	11/17/2018
Stephen G. Bassett
	1				13,353	$6,810.03
	2				46,000	$23,460.00
	3				44,444	$22,666.44
		20,000	$9.90	12/18/2013
		25,000	$11.87	6/25/2014
		25,000	$7.97	6/25/2014
	5	125,000	$0.70	11/17/2018
Matthew P. Flynn
	1				19,957	$10,178.07
	2				45,833	$23,374.83
	3				50,725	$25,869.75
		2,329	$8.43	1/26/2009
		3,388	$8.44	1/25/2010
		4,500	$22.00	7/10/2010
		4,911	$14.10	7/30/2011
		4,910	$13.20	7/31/2011
		5,000	$10.28	6/21/2012
		15,500	$6.88	11/5/2012
		3,750	$5.85	6/21/2012
		15,000	$5.70	5/1/2013
		15,000	$11.48	5/1/2013
		15,000	$11.87	6/25/2014
		15,000	$7.97	6/25/2014
	5	150,000	$0.70	11/17/2018
Lynnette C. Fallon
	1				14,756	$7,525.56
	2				50,833	$25,924.83
	3				49,114	$25,048.14
		27,000	$11.75	4/9/2011
		13,500	$14.10	7/30/2011
		13,500	$13.20	7/30/2011
		30,000	$10.28	6/21/2012
		30,000	$5.85	6/21/2012
		30,000	$5.70	5/1/2013
		30,000	$11.48	5/1/2013
		30,000	$11.87	6/25/2014
		30,000	$7.97	6/25/2014
	5	125,000	$0.70	11/17/2018

		Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(6)
Kevin J. Brewer
	1				18,143	$9,252.93
	2				41,667	$21,250.17
	3				40,258	$20,531.40
		12,705	$8.44	1/25/2010
		7,200	$22.00	7/10/2010
		10,715	$14.10	7/30/2011
		10,714	$13.20	7/30/2011
		7,143	$10.28	6/21/2012
		15,000	$6.88	11/5/2012
		7,143	$5.85	6/21/2012
		10,000	$5.70	5/1/2013
		10,000	$11.48	5/1/2013
		15,000	$11.87	6/25/2014
		15,000	$7.97	6/25/2014
	5	125,000	$0.70	11/17/2018

(1)
These restricted stock units vest on July 1, 2009.

(2)
These restricted stock units vest as to 50% of the shares on July 3, 2009 and 2010, provided that such vesting may accelerate on achievement of market capitalization targets.

(3)
These restricted stock units vest as to 1/3 of the shares on each of July 1, 2009, 2010 and 2011.

(4)
The unexercisable options will become exercisable as to 25% of such shares on each of November 17, 2009, 2010, 2011 and 2012, provided that no such option shall be exercisable until the closing price of the Company's common stock as reported by the Nasdaq National Market has remained above $5.00 per share (as adjusted for any stock splits, stock dividends, stock combinations or other similar change in capitalization) for a period of not less than 20 consecutive trading days, provided further that the forgoing proviso will be deemed satisfied in the event that a change of control as defined in the 2000 Stock Plan has occurred on or before the date of exercise.

(5)
The unexercisable options will become exercisable as to 25% of such shares on each of November 17, 2009, 2010, 2011 and 2012, provided that no such option shall be exercisable until the closing price of the Company's common stock as reported by the Nasdaq National Market has remained above $4.00 per share (as adjusted for any stock splits, stock dividends, stock combinations or other similar change in capitalization) for a period of not less than 20 consecutive trading days, provided further that the forgoing proviso will be deemed satisfied in the event that a change of control as defined in the 2000 Stock Plan has occurred on or before the date of exercise.

(6)
Using the closing market price on December 31, 2008 of $0.51.

Option Exercises and Stock Vested During Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mary G. Puma	0	0	24,190	$125,062
Stephen G. Bassett	0	0	13,353	$69,035
Matthew P. Flynn	0	0	19,956	$103,173
Lynnette C. Fallon	0	0	14,756	$76,289
Kevin J. Brewer	0	0	18,142	$93,794

(1)
Represents shares vested on July 1, 2008 on restricted stock units granted in 2005. A portion of these vested shares were withheld, and not issued, by the Company for the purposes of tax withholding. The net number of shares issued to the named executive officers were: 16,510 to Ms. Puma, 9,114 to Mr. Bassett, 13,620 to Mr. Flynn, 10,071 to Ms. Fallon and 12,382 to Mr. Brewer.

(2)
Using the closing market price on July 1, 2008 (the vesting date) of $5.17. The actual amount received by the executives on the sale of the shares issued on restricted stock units will depend on the market values at the time of such transactions.

Payments on Termination or Change in Control

        Employment Agreement with Ms. Puma.    The Company has an Employment Agreement with Ms. Puma effective November 2007 that provided for a one-year term of employment at a minimum annual base salary of $500,000 and an annual target incentive compensation opportunity of 100% of base salary. Actual incentive compensation for any year may be greater or less if actual performance is greater or less than the target. Ms. Puma's base salary and incentive opportunities may be subject to future adjustment by the Board, but not below the minimum levels in her Employment Agreement. The term of Ms. Puma's agreement automatically renews on a year-to-year basis unless one party notifies the other that the agreement will not be extended. Such termination notice must be sent within a 60 day window period beginning 180 days prior to the next anniversary of the effective date. The agreement also provides that Ms. Puma will participate in the 2000 Stock Plan, the 401(k) savings plan and the welfare benefit plans that we sponsor.

        In the event Ms. Puma's employment is terminated prior to the end of the term for reasons other than cause, death, disability or voluntary resignation without "good reason," she is entitled to receive all compensation accrued to date, acceleration of vesting of options and other equity rights and a cash separation payment. The cash separation payment will equal 24 months of her base compensation and two times an annual bonus amount determined in accordance with the agreement. For this purpose, Ms. Puma's annual bonus compensation will be her current base multiplied by the greater of (a) the percentage of her base that she actually received as a bonus for the prior fiscal year or (b) 25%. The following table sets forth the separation pay that would have been due to Ms. Puma if a qualifying termination occurred on December 31, 2008:

Lump sum cash payment(1)	Value of accelerated vesting on equity awards(2)	18 months of COBRA premiums for health coverage(3)	Total
$1,250,000	$95,899	$22,924	$1,368,823

    (1)
    This amount represents 24 months of Ms. Puma's base salary at December 31, 2008 plus two times an annual bonus amount. The annual bonus amount ($125,000) is 25% of her current base salary, a minimum bonus amount specified in the agreement. This amount is due within 30 days of termination.

    (2)
    This amount reflects a valuation of the acceleration of Ms. Puma's outstanding equity awards using the methodology prescribed under IRC Section 280G, which provides for an excise tax on certain change of control payments. This valuation is based on the closing price of our common stock on the last trading day of 2008 ($0.51). The actual amount received by Ms. Puma on exercise of options and sales of shares issued on restricted stock units will depend on the market values at the time of such transactions.

    (3)
    Ms. Puma's employment agreement provides that the Company will pay for up to 18 months of COBRA premiums. This amount represents COBRA premiums in effect during 2009 for Ms. Puma's coverage elections. Actual COBRA rates will increase on January 1, 2010.

        In the event of an actual termination of Ms. Puma's employment, it is possible that her separation pay would be renegotiated by Ms. Puma and the Board of Directors, in which case the amounts payable might differ from the foregoing.

        Change of Control Agreements.    The Company has entered into a Change of Control Agreement with each of our executive officers, including Ms. Puma, to provide that severance compensation will be paid in a lump sum within 30 days of a covered termination following a change in control, as defined in the agreement. These Change of Control Agreements provide that executive officers are entitled to severance compensation in the event there is both (1) a change in control and (2) a termination of employment within three years of that change in control for reasons other than cause, death, disability or voluntary resignation without Good Reason. Under the Change of Control Agreements, "Good Reason" can be a material diminution in the executive's authority, a material reduction in base pay or a material change in geographic location of the executive's job. A "change of control" is defined in the agreement and covers a number of events, including a merger or acquisition involving the Company in which the persons holding the Company's shares immediately prior to the transaction hold less than 75% of the shares outstanding after the transaction.

        In these agreements, the executives have agreed not to be engaged by, or own, any business competing with any of the businesses conducted by the Company for a period of 12 months following any termination of employment (whether or not following a change of control). The executives also agreed not to solicit employees of the Company to leave employment with the Company or solicit or induce customers of the Company to cease doing business with the Company, during such period.

        If severance compensation is payable, it would consist of a cash payment equal to the sum of (a) the Company's accrued obligations for base pay and incentive compensation and (b) the amount determined by multiplying the executive's then salary and average bonus by three. For this purpose, an executive's average bonus is his or her current bonus opportunity multiplied by the average of the individual performance scores given to the executive in the last three years, but without taking into account company performance scores. In the event such severance is payable, all unvested restricted stock units and options held by the executive will become vested until termination or expiration in accordance with their terms. We will also reimburse the executive for the effects, including federal, state and local income tax consequences, of any excise tax due on severance compensation, as shown the chart below. The excise taxes due under Sections 280G and 4999 of the IRC are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide a predictable and equal level of benefit between individuals without regard to the effect of the excise tax, the Company determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. The amounts due to each named executive officer in the event that a change of control and termination occurred on December 31, 2008 are set forth in the table below:

Estimated Payments under the Change of Control Agreements if due at December 31, 2008

Name	Lump sum cash payment(1)	Value of accelerated vesting on equity awards(2)	Excise tax due under IRC 280G, plus gross-up amount(3)	Total
Mary G. Puma	$3,640,000	$95,899	$1,385,562	$5,121,461
Stephen G. Bassett	$1,620,000	$52,936	$620,834	$2,293,770
Matthew P. Flynn	$2,020,200	$59,422	$837,830	$2,917,452
Lynnette C. Fallon	$1,665,300	$58,499	$646,206	$2,370,005
Kevin J. Brewer	$1,542,000	$51,034	$622,717	$2,215,751

(1)
This amount, which is due within 30 days of termination, represents (A) separation pay equal to three times the NEO's current base salary plus an average bonus amount based on past performance assessments and and (B) a bonus for 2008 equal to 100% of the executive's bonus target.

(2)
This amount reflects a valuation of the acceleration of the NEO's outstanding equity awards using the methodology prescribed under IRC Section 280G, which provides for an excise tax on certain change of control payments. This valuation is based on the closing price of our common stock on the last trading day of 2008 ($0.51). The actual amount received by the NEO on exercise of options and sales of shares issued on restricted stock units will depend on the market values at the time of the change of control.

(3)
The Change of Control Agreement with each NEO provides for the Company's reimbursement of the excise tax liability due on the separation pay under I.R.C. Section 280G, which amount is grossed up to cover income taxes due on such reimbursement. Therefore, the amounts shown in this column represent amounts due to taxing authorities and will not be retained by the executive.

        In the event Ms. Puma receives payment under her Change of Control Agreement, she will not receive amounts and benefits due under her Employment Agreement unless such amounts are in excess of the amounts paid under the Change of Control Agreement. Also, in the event of an actual termination of an NEO's employment in connection with a change of control, it is possible that the NEO's separation pay would be renegotiated by the NEO and the Board of Directors, in which case the amounts payable might differ from the foregoing.

COMPENSATION OF DIRECTORS

        The Nominating and Governance Committee has responsibility under its charter to review and determine recommended non-employee director compensation for adoption by the full Board. All equity grants to non-employee directors are either made under automatic granting language in the 2000 Stock Plan or by the Compensation Committee on the recommendation of the Board of Directors.

        2008 Director Fees.    After reviewing a peer benchmarking report prepared by a compensation consultant in February 2007, the Board of Directors, at the recommendation of the Nominating and Governance Committee, approved changes to the compensation for independent directors. They approved the following cash fees, effective January 1, 2007, and no changes to these fees were approved during 2008:

Retainers (paid in quarterly installments)
Lead Director	$50,000
Board Member (not Lead Director)	$30,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating Committee Chair	$7,500
Meeting Fees (paid quarterly following meetings)
In Person Board Meetings	$2,000 per meeting
Telephone Board Meetings	$1,000 per meeting
In Person or Telephone Committee Meetings	$1,000 per meeting, only to committee members

        Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any Company-paid perquisites.

        2008 Equity Awards.    All non-employee directors of Axcelis receive an automatic initial stock option grant for 40,000 shares under our 2000 Stock Plan upon initial election to the Board. These non-employee director options have an exercise price equal to the closing price of our common stock on the grant date and are fully exercisable on the 181st day after the date the option is granted, provided the optionee is still a director on that date. The options have a term of ten years from the date of grant. No new non-employee directors joined the Board in 2008.

        In February 2008, the Nominating and Governance Committee concluded that the 2008 annual equity grants to non-employee directors should remain at the levels approved in 2007 based on a peer group study. Accordingly, on April 29, 2008, the Compensation Committee approved the issuance under the 2000 Stock Plan of shares of restricted stock to each of the non-employee directors elected in prior years, having a market value at grant equal to $100,000, effective July 15, 2008. These restricted stock grants became fully vested on the 181st day after the date of grant if the director remained in service on that date. Long term ownership of equity awards by directors is encouraged through the Company's director stock ownership guidelines, which provide that non-employee directors should own a minimum of 20,000 shares of Axcelis common stock. This level was set to create meaningful investments by directors in shares of the Company, so that their interest in the value of the Company's stock was not limited to stock price appreciation via options without a downside.

        The chart below shows compensation expense for all directors who served the Company during 2008:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(1)(3)	Total ($)
R. John Fletcher	$65,000	$100,541	$—	$165,541
Stephen R. Hardis	$82,000	$100,541	$—	$182,541
William C. Jennings	$77,125	$100,541	$—	$177,666
Patrick H. Nettles	$65,500	$100,541	$—	$166,041
H. Brian Thompson	$65,375	$100,541	$—	$165,916
Geoffrey Wild	$62,000	$100,541	$—	$162,541

(1)
Represents the compensation expense incurred by the Company relating to stock and option awards held by the Director during 2008 determined in accordance with FAS 123(R), using the assumptions described in Note 15 to the Company's Financial Statements included in the 2008 10-K, provided that no forfeitures of awards have been assumed.

(2)
On July 15, 2008, each of the outside directors received a restricted stock grant for 20,492 shares of Axcelis common stock, vesting on January 15, 2009. The grant date fair value of this equity award was $100,001. As of December 31, 2008, each of Messrs. Hardis, Fletcher, Thompson, Jennings and Nettles held an aggregate of 52,185 shares of common stock received as restricted stock grants from the Company and Mr. Wild held 36,595 shares of common stock received as a restricted stock grant from the Company.

(3)
As of December 31, 2008, the non-employee directors in office held the following total stock options, all of which were fully vested and had exercise prices ranging from $6.03 to $16.63:

	Aggregate # of shares subject to outstanding options	Lowest exercise price	Highest exercise price
Fletcher	55,000	$8.75	$11.91
Hardis	100,000	$6.08	$16.63
Jennings	55,000	$6.03	$11.91
Nettles	85,000	$6.08	$14.17
Thompson	85,000	$6.08	$13.22
Wild	40,000	$6.61	$6.61

CORPORATE GOVERNANCE

Board of Directors Independence and Meetings

        The Board of Directors has determined that all directors who served on the Board during 2008, other than Ms. Puma, are or were independent under the criteria established by NASDAQ, and that the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of the directors, to the Company's knowledge, had any business, financial, family or other type of relationship with the Company or its management (other than as a director and stockholder of the Company), except for any relationships that the Board considered to be immaterial under the NASDAQ independence standards. In determining that each such director is independent, the Board considers whether Axcelis purchases and sells products and services from and to companies (or their affiliates) at which directors are or have been employed as officers or serve as directors. During 2008, Mr. Hardis served as a director of an entity that sold products or services to the Company. The amount paid to the other entity by the Company was below the total revenue threshold in the NASDAQ independence standards (that is, the greater of $200,000 or 5% of the recipient's consolidated gross annual revenues). The Board determined that this relationship did not impair Mr. Hardis' independence.

        Our Board of Directors held 18 meetings during 2008 and acted twice by unanimous written consent. The average rate of attendance at Board and committee meetings for all current directors was 93%. All Board members whose terms continue after the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. All but one of the Board members then in office attended the annual meeting in 2008. Our Board has standing Audit, Compensation and Nominating and Governance Committees. Independent directors have regularly scheduled executive sessions at which only independent directors are present.

Compensation Committee

        During 2008, the Compensation Committee was composed of Mr. Thompson (Chairman), Mr. Hardis and Mr. Fletcher. The Compensation Committee holds four regularly scheduled meetings per year and occasionally calls special meetings or acts by written consent to address particular matters. In 2008, the Compensation Committee met nine times. The Compensation Committee operates under a written charter, a copy of which is available on our website at www.axcelis.com.

        The Compensation Committee establishes the compensation philosophy for Axcelis and has all the authority of the Board of Directors to act or exercise corporate powers with respect to the compensation of the executive officers and the administration of Axcelis' equity compensation plans. The Compensation Committee is responsible to ensure that an annual review of executive officer performance and succession planning is presented to the Board.

        The Compensation Committee meets in the first quarter of each year to establish the goals and targets applicable to the executives' annual incentive compensation for the coming year, as well as to determine the results for the year just ended. The Compensation Committee usually makes annual equity grants in its second meeting in each year (which typically occurs in May or June), selecting a future date for the effectiveness of the annual equity grants, which is usually four to six weeks after the meeting date. In 2008, equity compensation decisions were delayed until October 2008 while the Company engaged in discussions on an acquisition proposal. Other compensation decisions are made throughout the year, as circumstances warrant and as described in detail in "Compensation Discussion and Analysis" above. The Committee may delegate its authority under the 2000 Stock Plan to the extent permitted by applicable law, including delegating to executive officers the authority to make awards other than to directors or executive officers.

        To support its decision-making processes, the Compensation Committee accesses the advice of an independent compensation consultant with respect to the structure and competitiveness of the Company's executive compensation programs, as well as the programs' consistency with the Company's executive compensation philosophy. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. During 2008, the Compensation Committee's compensation consultant was Pearl Meyer & Partners. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers. Management will often work with the Committee's outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. Management ensures that the consultant's invoices are paid from Company funds. The Chief Executive Officer, the Chief Financial Officer and the Executive VP HR/Legal usually participate in Compensation Committee meetings to present and discuss the material. After such a discussion, Mr. Bassett and Ms. Fallon will leave the meeting, allowing the Compensation Committee time to meet alone with Ms. Puma, after which she leaves the Committee in executive session. All decisions on executive compensation are made by the Compensation Committee in executive session without Ms. Puma.

        For a discussion on the Compensation Committee's actions during 2008, see the "Compensation Discussion and Analysis" above.

Nominating and Governance Committee

        During 2008, the Nominating and Governance Committee was composed of Mr. Nettles (Chairman) and Mr. Hardis. The Nominating and Governance Committee is responsible for identifying and nominating candidates for membership on the Board of Directors, making recommendations to the Board on non-employee director compensation and establishing governance policies for the Board and management. The Committee operates under a written charter and governance policies, copies of which are available on our website at www.axcelis.com. The Committee held five meetings in 2008.

        Under a process established by the Nominating and Governance Committee, the Board of Directors undertakes an annual self-evaluation of Board size, function and management interaction. In addition, each Board member completes an annual self and peer performance review.

        The Nominating and Governance Committee seeks new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Company are paid a retainer fee to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee's determination of the needs of Board composition at the time a particular search is initiated.

        The Nominating and Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee's own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. The Committee will determine whether the particular nomination would be consistent with Axcelis' governance policies. These policies provide in part that all new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board shall be evaluated on the following criteria:

          (a)   such candidate or Board member's current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors under standards established by the Nominating and Governance Committee;

          (b)   the adequacy of such candidate or Board member's time available to commit to responsibilities as a member of the Board;

          (c)   the existence of any financial relationship with the Company other than that arising as an employee of the Company, as a Board member and/or as a stockholder; and

          (d)   in the case of re-election, such member's compliance with our Director Stock Ownership Policy.

        If a candidate is presented to the Nominating and Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate's skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company's business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ listing standards, and the IRC regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Governance committees.

        In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of Axcelis and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary. The Committee may require further information.

Audit Committee

        The Audit Committee operates under a written charter and is responsible for assisting the Board of Directors in monitoring and oversight of (1) the integrity of the Company's financial statements and its systems of internal accounting and financial controls and (2) the independence and performance of the Company's internal and independent auditors. The Audit Committee has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters which are described in our Code of Ethics. The Audit Committee's charter and the Company's Code of Ethics are both available on our website at www.axcelis.com. The Audit Committee met 12 times during 2008. The Audit Committee consisted of Mr. Jennings (Chairman), and Messrs. Fletcher and Wild.

        The Board of Directors has determined that each of Mr. Jennings, Mr. Fletcher and Mr. Wild are audit committee financial experts as defined in Item 401 of Regulation S-K promulgated by the Securities and Exchange Commission. The Board's conclusions regarding the qualifications of a director as an audit committee financial expert are based on his certification that he has (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions.

        For a report on the Audit Committee's actions during 2008, see the "2008 Audit Committee Report" below.

2008 Audit Committee Report

        The Audit Committee schedules meetings to occur after the preparation of quarterly and annual financial statements but prior to the public release of financial results for the period. The Committee met in May, August and November of 2008, prior to the release of the financial results for the first, second and third quarters of 2008, respectively, and in February/March 2009, prior to the release of our 2008 year-end results. If appropriate, additional meetings may also be held during the year to address a variety of recurring and non-recurring topics, such as the Company's internal control systems, the scope and results of the Company's internal audit plans, changes to the Audit Committee charter and other matters. In addition, throughout 2008, the Audit Committee provided oversight of the Company's preparations for management's assessment of its internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002. The Committee receives regular reports from management on this topic and confirmation of the processes and timing of preparation from the independent auditors.

        At all of these meetings, Axcelis' Chief Executive Officer and Chief Financial Officer were present, as were our General Counsel and our independent auditors. The Committee's agenda is established by the Committee's chairman, with input from the Company's Chief Financial Officer. Depending on the content of the meeting, the Committee holds private sessions with the Company's independent auditors, the Company's internal auditors, and, separately, with management, at which candid discussions of financial management, accounting and internal control issues can take place. In its executive sessions with representatives of the independent auditors, the Committee seeks to engage in a meaningful dialogue to address any questions or concerns identified by the Committee and to obtain an understanding of any questions or concerns of the auditors.

        At the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP as our Independent Registered Public Accounting Firm to audit our financial statements for 2008. At the 2008 annual meeting of stockholders, our stockholders ratified this appointment. The Audit Committee discussed with our independent auditors and the Company's Chief Financial Officer overall audit scopes and plans, the results of external audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting.

        Management has reviewed with the Audit Committee the audited consolidated financial statements for the year ended December 31, 2008 prepared by management and audited by Ernst & Young LLP, management's assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP's evaluation of our internal control over financial reporting. In addition, the Committee received from the independent auditors (1) their annual written reports covering matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees and (2) their disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independence from the Company and its management. Both items were discussed with the auditors and management at an Audit Committee meeting, including a discussion of any relationship that may impact the objectivity and independence of our auditors and whether the provision of any non-audit services by the auditors is compatible with maintaining their independence. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        In reliance on these reviews and discussions, and the report of our Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in the Company's 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission and in the Annual Report to Stockholders which accompanies this proxy statement.

        The Committee and the Board have also recommended, subject to reconsideration in the absence of stockholder ratification, the selection of the Company's independent auditors for the current year, as discussed above under "Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm."

        In performing all of these functions, the Audit Committee acts only in an oversight capacity. Necessarily, in its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who in their report on the audited annual financial statements, express an opinion on the conformity of the Company's annual financial statements to accounting principles generally accepted in the United States.

By the Audit Committee,
William C. Jennings, Chairman R. John Fletcher Geoffrey Wild

Code of Ethics

        Axcelis has set forth its policy on ethical behavior in a document called "Ethical Business Conduct at Axcelis." This policy applies to the members of our Board of Directors and all employees, including (but not limited to) our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This policy comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission. The text of this code of ethics is posted on the Investors page of our website at www.axcelis.com, where we may also disclose any amendments to and waivers of the code.

Certain Relationships and Related Transactions

        The governance rules of the NASDAQ Global Market require the Company to conduct an appropriate review of all related party transactions which are disclosable under Item 404 of Regulation S-K. In its charter, the Nominating and Governance Committee is given responsibility to review and approve any such related party transactions, including (a) business arrangements between the Company and directors or their affiliates or between the Company and employees, other than compensation for service as a director or as an employee of the Company, and (b) any other relationships between a director or employee and the Company or a third party (including membership on the boards of directors of a third party) which create the appearance or reality of a current or potential conflict of interest.

        Axcelis reviews all relationships and transactions reported to it in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company's General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company's proxy statement. In addition, the Nominating and Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Nominating and Governance Committee considers:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to the Company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

  •
  any other matters the Committee deems appropriate.

        Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

        During 2008, no related person transactions requiring disclosure in the proxy statement were identified or submitted to the Nominating and Governance Committee for approval. As discussed above under "Board of Directors Independence and Meetings," the Company had arms-length commercial dealings with a company of which Mr. Hardis is a director, which are not material individually or in the aggregate.

OTHER MATTERS

Stockholder Communications to the Directors

        Security holders may communicate with the Axcelis Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

Compensation Committee Interlocks and Insider Participation

        During 2008, the Compensation Committee of the Board of Directors consisted of Mr. Hardis, Mr. Fletcher and Mr. Thompson, as Chairman, none of who has been an officer or employee of Axcelis or had a relationship during 2008 requiring disclosure under Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during 2008, our directors, officers, and 10% stockholders complied with all Section 16(a) filing requirements.

Deadlines for Stockholder Proposals

        Assuming the 2010 annual meeting is not held more than 30 days before or 30 days after May 6, 2010, if you wish to bring business before or propose director nominations at the 2010 annual meeting, you must give written notice to Axcelis by February 5, 2010 (the date 90 days before the anniversary of the 2009 annual meeting).

        If you intend to bring proposed business to the 2010 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice to Axcelis of such proposal prior to November 20, 2009 (120 days before the anniversary date of the mailing of this proxy statement), assuming the 2010 annual meeting is not held more than 30 days before or 30 days after May 6, 2010.

        Notices of stockholder proposals and nominations shall be given in writing to Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary.

APPENDIX A

ARTICLE 6 OF THE PROPOSED AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF AXCELIS TECHNOLOGIES, INC.

        In the proposed Amended and Restated Certificate of Incorporation, Article 6 will be amended and restated to read in its entirety as follows:

6.    Board of Directors.

        6.1    Number of Directors.    The number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but (subject to vacancies) in no event may there be fewer than three directors nor more than 15 directors.

        6.2    Election.    At each annual meeting of shareholders, beginning with the first annual meeting of shareholders held after the date of the adoption of this Amended and Restated Certificate of Incorporation by the shareholders of the Corporation (the "First One Year Term Election"), all directors whose terms end at such annual meeting shall be elected for terms expiring at the next annual meeting of shareholders. Accordingly, the respective terms of all directors in office on the effective date of this Amended and Restated Certificate of Incorporation shall not be shortened as a result of the foregoing sentence. All directors shall serve until their respective successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series.

        6.3    Vacancies.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancy in the Board of Directors, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled by the directors then in office, though less than a quorum. A director who is elected to fill a vacancy shall be elected for a term expiring at the next annual meeting of shareholders.

        6.4    Removal.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the shareholders called at least in part for the purpose, any director or directors may be removed from office only (a) for cause by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors or (b) with respect to directors elected at or after the First One Year Term Election, without cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors. The provisions of this subsection shall be the exclusive method for the removal of directors.

<STOCK#> NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN 0 2 0 7 1 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0100YB 2 2 B V + [1] PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. [1] Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3. For Against Abstain 2. Ratification of appointment of independent auditors. For Against Abstain 3. Proposal to amend the Restated Certificate of Incorporation. Change of Address — Please print new address below. 01 - William C. Jennings 02 - Mary G. Puma 1. Election of Directors: For Withhold For Withhold

[1] PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. [1] Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 6, 2009. The undersigned hereby appoints Mary G. Puma, Stephen G. Bassett or Lynnette C. Fallon, or any of them, and any substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Axcelis Technologies, Inc. (“Axcelis”) to be held at 11:00 a.m. EST on Wednesday, May 6, 2009 at the offices of Axcelis at 108 Cherry Hill Drive, Beverly, Massachusetts, or at any adjournment thereof, and to vote at such meeting the shares of common stock of Axcelis the undersigned held of record on the books of Axcelis on the record date for the meeting for the election of the nominees listed on the reverse side, on the ratification of Axcelis’ independent auditors and the proposal to amend Axcelis’ Restated Certificate of Incorporation, as described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. . Proxy — Axcelis Technologies, Inc. THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT. DO YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS? • ADDRESS CHANGES - LEGAL TRANSFERS • CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. JUST CALL OUR TRANSFER AGENT’S TELEPHONE RESPONSE CENTER: (781) 575-2725 OR WRITE TO: COMPUTERSHARE TRUST CO., N.A. P.O. BOX 43078 PROVIDENCE, RI 02940-3078